Exhibit 10.2

To:	Koninklijke Philips Electronics N.V.
F.a.o. Corporate Treasury Department
Breitner Center, Building HBT 12
1070 MX Amsterdam
The Netherlands

Date:  March 28, 2003

Number        9411

Dear Sirs,

In consideration of you granting a guarantee, dated March 28, 2003 with reference 9411 to ABN AMRO Bank N.V. for our obligations under any loan agreements entered into on the terms and conditions set out in the letter of March 28, 2003 and the Promissory Note of March 28, 2003 as referred to in the guarantee (which guarantee is attached to this letter in the form of a final draft, conformed copy or copy of the executed version, initialed by us for identification purposes, hereinafter the “Guarantee”).

We herewith irrevocably guarantee payment to you of all sums paid by you in accordance with the Guarantee which payment will be effected without undue delay upon receipt by us of a written request for payment substantially in the form as attached to this counter guarantee.  Such payment shall be made to the account identified in the request for payment.

Within five business days after the signing hereof, we will pay you a fee equal to 12,5 basis points over the Amount to US# 4,688 (four thousand six hundred and eighty eight US Dollars).

Any payments by us hereunder shall be made free and clear of transfer taxes, withholding taxes or similar charges.

The aforementioned obligations cannot be cancelled or terminated by us.  This letter shall be governed by and construed in accordance with the laws of The Netherlands.  Any dispute arising hereunder or in connection herewith shall be submitted in first instance to the District Court of Amsterdam, The Netherlands.

Navigation Technologies Corporation

/s/ Judson C. Green	/s/ David B. Mullen
President and CEO	EVP and CFO